Exhibit 10.12
TALEO CORPORATION
LOUIS TETU CESSATION OF EMPLOYMENT AND BOARD COMPENSATION AGREEMENT
     This agreement is entered into as of March 1, 2006 (the “Effective Date”) by and between Taleo Corporation, a Delaware corporation (“Company”) and Louis Tetu (“Mr. Tetu”).
     1. Term of Agreement. The term of this agreement shall be from the Effective Date through the Company’s annual meeting in 2008.
     2. Termination of Employment. Mr. Tetu’s employment with the Company and any subsidiaries or affiliates of the Company shall terminate at 11:59 pm ET on February 28, 2006 (“Termination Date”). Mr. Tetu shall be paid his base salary through the Termination Date, less any applicable state, provincial and federal required withholding amounts and other lawful deductions, and shall be paid prorated bonuses for any partially completed bonus periods through the Termination Date (at an assumed 100% on-target achievement of goal), less any applicable state, provincial and federal required withholding amounts and other lawful deductions. Mr. Tetu shall be paid for any accrued but unused vacation as of the Termination Date. Mr. Tetu shall not receive medical or other employment benefits from the Company after the Termination Date. Mr. Tetu hereby acknowledges that no employment or other compensation other than as described above is owed to him by the Company for services provided through the Termination Date.
     3. Board Membership. Mr. Tetu will continue to serve as the Chairman of the Board of Directors of Taleo Corporation (“Board”). Mr. Tetu’s continued service as Chairman and a member of the Board will be subject to Taleo’s corporate governance policies for the nomination of directors applicable to all directors and any required stockholder approval. Mr. Tetu will receive office and administrative support as necessary to facilitate his duties as Chairman of the Board.
     4. Compensation for Board Chairmanship. As of the Effective Date, the Company will pay Mr. Tetu compensation of $166,666CAD for his services as the Chairman of the Board (“Board Compensation”) from the Effective Date through December 31, 2006. Board Compensation shall be paid on a quarterly basis at the end of each calendar quarter and payment will be prorated for any partial quarters. Board Compensation for Mr. Tetu’s service will be made to and in the name of 9020-8828Q Inc. Beginning January 1, 2007, Mr. Tetu’s Board Compensation shall be in accordance with the then-current Board compensation policy.
     5. Stock Options.
          (a) In the event of a Change in Control (as defined below), Mr. Tetu will receive immediate vesting with respect to all unvested stock options that are held by Mr. Tetu.
          (b) Each stock option granted to Mr. Tetu prior to the Effective Date of this Agreement provides that in the event Mr. Tetu ceases to be a service provider for the Company such options shall be exercisable, to the extent vested, until the date that is one (1) year following the date Mr. Tetu ceases to be a service provider for the Company. Option grants to Mr. Tetu after the Effective Date of this Agreement shall be in accordance with the then-current Board compensation policy, including with respect to the length of time after Mr. Tetu ceases to be a service provider during which such options will remain exercisable.

          (c) For purposes of this Section 5, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities and such change in ownership results in a broad management changes at Company; or (ii) the consummation of the sale or disposition by Company of all or substantially all of Company’s assets; or (iii) the consummation of a merger or consolidation of Company with any other corporation, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
     6. Expenses. The Company will reimburse Mr. Tetu for reasonable travel, entertainment, and other expenses incurred by Mr. Tetu in the furtherance of the performance of Mr. Tetu’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     7. Trading Plan. Mr. Tetu may elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 provided that such trading plan shall be subject to the reasonable approval of the Board consistent with policies established by the Board applicable to all Section 16 officers.
     8. Indemnification and Insurance. Mr. Tetu will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by Taleo’s bylaws, Certificate of Incorporation, and standard form of Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with Taleo’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

     9. Confidential Information.
          (a) Company Information. Mr. Tetu will not, at any time, whether during or subsequent to Mr. Tetu’s service hereunder, directly or indirectly, disclose or furnish to any other person, firm or corporation, or use on behalf of himself/herself or any other person, firm or corporation, any confidential or proprietary information acquired by Mr. Tetu in the course of Mr. Tetu’s service for Company, including, without limiting the generality of the foregoing, product design, product roadmaps, future product plans, contractual details relating to current Company clients, buying habits of present and prospective clients of Company, pricing and sales policy, techniques and concepts, the names of customers or prospective customers of Company or of any person, firm or corporation who or which have or shall have treated or dealt with Company or any of its subsidiaries or affiliated companies, any other information acquired by Mr. Tetu regarding the methods of conducting the business of Company and any of its subsidiaries and/or affiliates, any information regarding the company’s methods of research and development, of obtaining business, of manufacturing, of providing or advertising products or services, or of obtaining customers, trade secrets and other confidential information concerning the business operations of Company or any company and/or entity affiliated with Company, except to the extent that such information is already generally known in the public domain.
          (b) Assignment of Inventions. Mr. Tetu hereby assigns to the Company, or its designee, all right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Mr. Tetu solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice (collectively referred to as “Inventions”) during Mr. Tetu’s employment with the Company or any subsidiary or affiliate of the Company. Mr. Tetu hereby assigns to the Company, or its designee, all right, title and interest in and to any and all Inventions solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice in relation to his services as a member of the Board and pursuant to his service under this agreement.
     10. Assignment. This agreement will be binding upon and inure to the benefit of the heirs, executors, and legal representatives of Mr. Tetu upon Mr. Tetu’s death. None of the rights of Mr. Tetu to receive any form of compensation payable pursuant to this agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Mr. Tetu’s right to compensation or other benefits will be null and void.
     11. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: Chief Executive Officer
Taleo Corporation
575 Market Street, 8th Floor
San Francisco, CA 94105
If to Mr. Tetu:
at the last residential address known by the Company as provided by Mr. Tetu in writing.

     12. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this agreement will continue in full force and effect without said provision.
     13. Arbitration.
          (a) General. In consideration of Mr. Tetu’s service to the Company, its promise to arbitrate all disputes, and Mr. Tetu’s receipt of the compensation paid to Mr. Tetu by the Company, at present and in the future, Mr. Tetu agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Mr. Tetu’s service to the Company under this agreement or otherwise or the termination of Mr. Tetu’s service with the Company, including any breach of this agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Mr. Tetu agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Mr. Tetu further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Mr. Tetu.
          (b) Procedure. Mr. Tetu agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in San Francisco County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Mr. Tetu agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Mr. Tetu agrees that the arbitrator will issue a written decision on the merits. Mr. Tetu understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Mr. Tetu will pay the first $200.00 of any filing fees associated with any arbitration Mr. Tetu initiates. Mr. Tetu agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.
          (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Mr. Tetu and the Company. Accordingly, except as provided for by the Rules, neither Mr. Tetu nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
          (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Mr. Tetu agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this agreement or the Confidentiality agreement or any other agreement regarding trade secrets, confidential information or nonsolicitation.
          (e) Administrative Relief. Mr. Tetu understands that this agreement does not prohibit Mr. Tetu from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board. This agreement does, however, preclude Mr. Tetu from pursuing court action regarding any such claim.

          (f) Voluntary Nature of Agreement. Mr. Tetu acknowledges and agrees that Mr. Tetu is executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. Mr. Tetu further acknowledges and agrees that Mr. Tetu has carefully read this agreement and that Mr. Tetu has asked any questions needed for Mr. Tetu to understand the terms, consequences, and binding effect of this agreement, including that Mr. Tetu is waiving Mr. Tetu’s right to a jury trial. Finally, Mr. Tetu agrees that Mr. Tetu has been provided an opportunity to seek the advice of an attorney of Mr. Tetu’s choice before signing this agreement.
     14. Integration. This agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.
     15. Waiver of Breach. The waiver of a breach of any term or provision of this agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this agreement.
     16. Survival. The Company’s and Executive’s responsibilities under Sections 9 and 13 and all other provisions intended by their terms to survive the termination of this agreement will survive the termination of this agreement.
     17. Headings. All captions and section headings used in this agreement are for convenient reference only and do not form a part of this agreement.
     18. Tax Withholding. All payments made pursuant to this agreement will be subject to withholding of applicable taxes.
     19. Governing Law. This agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     20. Acknowledgment. Mr. Tetu acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this agreement, and is knowingly and voluntarily entering into this agreement.
     21. Counterparts. This agreement may be executed in counterparts, and may be exchanged by fax or electronically scanned and emailed copies. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, each of the parties has executed this agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.
COMPANY:
TALEO CORPORATION

By:	/s/ Michael Gregoire	Date: 3/8/2006

Name: Michael Gregoire

Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Louis Tetu		Date: 3/8/2006
j
Louis Tetu
[SIGNATURE PAGE TO LOUIS TETU CESSATION OF EMPLOYMENT AND BOARD COMPENSATION AGREEMENT]